                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       GEORGIA-CAROLINA BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        GEORGIA-CAROLINA BANCSHARES, INC.
                              110 EAST HILL STREET
                             THOMSON, GEORGIA 30824

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 21, 1998

        The Annual Meeting of Shareholders of Georgia-Carolina Bancshares, Inc. (the "Company") will be held on Tuesday, April 21, 1998 at 4:30 p.m., at the main office of the Company, 110 East Hill Street, Thomson, Georgia 30824, for the following purposes:

        (1)     Election of Directors:

                (a) To elect six directors to hold office until the 2001 Annual Meeting of Shareholders and until their successors are elected and qualified;

                (b) To elect three directors to hold office until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified; and

                (c) To elect two directors to hold office until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified; and

        (2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Only shareholders of record at the close of business on April 1, 1998 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

        A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                   By Order of the Board of Directors,

                                   /s/ J. Harold Ward, Jr.
                                   ---------------------------------------------
                                   J. Harold Ward, Jr.
                                   Secretary

Thomson, Georgia
April 7, 1998

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                        GEORGIA-CAROLINA BANCSHARES, INC.
                              110 EAST HILL STREET
                             THOMSON, GEORGIA 30824

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 21, 1998

                           --------------------------

                                 PROXY STATEMENT

                           --------------------------


        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Georgia-Carolina Bancshares, Inc. (the "Company") for the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, April 21, 1998, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 7, 1998. The address of the principal executive offices of the Company is 110 East Hill Street, Thomson, Georgia 30824.

        Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the Annual Meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted and will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted FOR the election of the nominees for director named herein and, on the other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates.

        The record of shareholders entitled to vote at the Annual Meeting was taken on April 1, 1998. On that date, the Company had outstanding and entitled to vote 635,380 shares of common stock, par value $.001 per share, with each share entitled to one vote.

                                 AGENDA ITEM ONE
                              ELECTION OF DIRECTORS

        The Board of Directors of the Company consists of 16 directors. The Company's Articles of Incorporation provide for a classified board of directors, whereby approximately one-third of the members of the Company's Board of Directors are elected each year at the Company's Annual Meeting of Shareholders. All Class I directors are presently standing for election to the Board of Directors and, if elected, will serve for a three year term. In addition, the appointments of three certain Class II directors and two certain Class III directors will expire at this year's Annual Meeting. Accordingly, three certain Class II directors and two certain Class III directors are presently standing for election to the Board of Directors. The terms of those certain directors elected to Class II and Class III are for one year and two years respectively.

        In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than 11 nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of Company common stock is required for the election of the 11 nominees. Phillip G. Farr, Samuel A. Fowler, Jr. and Joseph
D. Greene have been directors of the Company since the Company commenced operations in February 1997. Patrick G. Blanchard has been a director since October 1997 when he was elected President and Chief Executive Officer and appointed to the Board of Directors pursuant to the Agreement (as defined below). All remaining nominees have been directors of the Company since December 1997 when they were appointed by the Board of Directors pursuant to an agreement (the "Agreement") whereby the Company agreed to register shares of its common stock for sale to the public (the "Offering") and to use the proceeds of such sale to expand the Company's wholly-owned subsidiary, First Bank of East Georgia (the "Bank"), into Augusta and Columbia County, Georgia. Under Georgia law, the term of a director who has been appointed by a corporation's board of directors expires at the next shareholders' meeting at which directors are elected, even if directors serve staggered terms on a classified board, such as the Company's. Accordingly, as the Annual Meeting is the first shareholders' meeting at which directors will be elected since Messrs. Blanchard, Gay, Hamilton, Hatcher, Hall, Inman, Osbon and Lee were appointed, they are standing for election to serve for a term prescribed by the class to which they have been nominated. Management of the Company has no reason to believe that any nominee will not serve if elected. However, pursuant to the Agreement, Messrs. Gay, Hamilton, Hatcher, Hall, Inman, Osbon and Lee have signed self-executing resignations whereby if $7,000,006 is not raised in the Offering by June 30, 1998, Messrs. Gay, Hamilton, Hatcher, Hall, Inman, Osbon and Lee will each resign on that date.

        The following persons have been nominated by management for election to the Board of Directors as Class I directors, to succeed themselves for a term of three years and until their successors are elected and qualified:

        PHILLIP G. FARR, age 49, founded a local certified public accounting firm in 1975 and has been the managing principal since that time. Prior to 1975, Mr. Farr worked in public accounting for both a regional and a national firm. Mr. Farr served as Chairman of the Bank Board from 1991 to 1995.

        SAMUEL A. FOWLER, JR., age 51 is currently a partner in the local law firm of Fowler & Wills. Mr. Fowler has practiced law in McDuffie and Wilkes Counties since 1977. Fowler & Wills serves from time to time as the Bank's legal counsel.

        ARTHUR J. GAY, JR., age 50, is President and Chief Executive Officer of T and T Associates, Inc., a land development and consulting firm that he founded in 1996. From 1970-1996, Mr. Gay was employed as Corporate Vice President of Bankers First Corporation and Executive Vice President of Bankers First Savings Bank, FSB in Augusta, Georgia.

        JOSEPH D. GREENE, age 57, was employed from 1959 until 1991 with Pilgrim Health and Life Insurance Company where he most recently held the positions of Executive Vice President and Director. In 1991, Mr. Greene accepted a position as Professor of Business Administration at Augusta State University. He also previously served as a member and Chairman of the Board of Regents of the University System of Georgia.

        HUGH L. HAMILTON, JR., age 43, has served as General and Operations Manager of Intertape Polymer Group, an Evans, Georgia manufacturing firm, since 1996. Mr. Hamilton previously served as President of Augusta Bag Co.

        WILLIAM G. HATCHER, age 72, is Chief Executive Officer and principal shareholder of MAU, Inc., a personnel services company he founded in Augusta, Georgia in 1973.

        The following persons have been nominated by management for election to the Board of Directors as Class II directors, to succeed themselves for a term of one year and until their successors are elected and qualified:

        J. RANDAL HALL, age 39, is an attorney at law with the firm J. Randal Hall, P.C., which he founded in Augusta, Georgia in 1996. From 1985 to 1996, Mr. Hall served as Corporate Vice President and Legal Counsel of Bankers First Corporation in Augusta, Georgia.

        GEORGE H. INMAN, age 65, retired in May 1997 as Chairman of Club Car, Inc., a manufacturer of golf cars and utility vehicles in Augusta, Georgia. Mr. Inman had been employed by Club Car, Inc. since 1978.

        JULIAN W. OSBON, age 57, is President and Chief Executive Officer of Charter Management d/b/a Osbon & Associates, a consulting and management firm he founded in Augusta, Georgia in 1997. Prior to 1997, Mr. Osbon was President and Chief Executive Officer of Osbon Medical Systems.

        The following persons have been nominated by management for election to the Board of Directors as Class III directors, to succeed themselves for a term of two years and until their successors are elected and qualified:

        PATRICK G. BLANCHARD, age 54, was elected President and Chief Executive Officer of the Company on October 8, 1997. Prior to accepting this position, Mr. Blanchard had served as President of Georgia Bank & Trust Company of Augusta since 1988. Mr. Blanchard began his banking career in 1966 and, since that time, has organized two state banks. Mr. Blanchard has also been employed in a number of senior banking positions including President of the Columbia County Division of Georgia Railroad Bank & Trust Company until its acquisition by First Union Corporation in 1988 and President of Georgia State Bank, Martinez, Georgia for 11 years until its merger with Georgia Railroad Bank & Trust Company in 1985.

        JOHN W. LEE, age 59, retired in 1995 as a consultant to GIW Industries, Inc., a manufacturing firm located in Grovetown, Georgia. From 1986 to 1993, Mr. Lee served as President and Chief Operating Officer of GIW Industries, Inc. Mr. Lee serves as Chairman of the Bank Board.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

        Each of the following persons is a member of the Board of Directors who is not standing for election to the Board of Directors this year and whose term will continue after the Annual Meeting of Shareholders.

        HEYWARD HORTON, JR., age 51, was elected President and Chief Executive Officer of the Bank on February 15, 1995. Prior to accepting this position, Mr. Horton was President and Chief Executive Officer of First Gwinnett Bank in Norcross, Georgia from 1987 to 1995. Since beginning his banking career in 1966 with Citizens & Southern National Bank in Savannah, Georgia, Mr. Horton has been employed in a number of senior banking positions including President and Chief Executive Officer of Citizens Bank of Ashburn, Ashburn, Georgia, as well as Senior Vice President and Senior Lending Officer at two other commercial banks.

        GEORGE O. HUGHES, age 74, is Chairman of the Board of George O. Hughes Furniture Co., Inc., a retail furniture and appliance business that he founded in 1947.

        DAVID W. JOESBURY, SR., age 48, is President of Joesbury Insurance Agency, Inc. and, since 1971, has served in various capacities with that company. Mr. Joesbury currently serves as Chairman of the Company Board.

        JAMES L. LEMLEY, M.D., age 38, has practiced family medicine in Thomson, Georgia since 1988. Dr. Lemley is on the active medical staff at McDuffie County Hospital, serves on the courtesy staff at University Hospital in Augusta, Georgia and is an affiliate faculty member of the Medical College of Georgia's Schools of Nursing, Medicine and Allied Health.

        ROBERT N. WILSON, JR., age 46, has served as manager and broker of Wilson Finance Corp. d/b/a The Wilson Co. since 1982. In addition, Mr. Wilson currently owns Wilson Ventures, Inc., which engages in real estate speculation and manages residential rental properties as well as the company's real estate and insurance businesses. Mr. Wilson served as Chairman of the Bank Board from 1988 until 1991.

        In addition to the executive officers and directors listed above, the following persons are executive officers of the Company and the Bank:

        J. HAROLD WARD, JR., age 55, joined the Bank in April of 1995 as Senior Vice President and Chief Financial Officer. Mr. Ward also serves as Senior Vice President and Chief Financial Officer of the Company, a position he has held since the commencement of operations in February 1997. Prior to his employment with the Bank, from September, 1992 to April, 1995, Mr. Ward served as Senior Vice President and Chief Financial Officer of DeKalb State Bank, Tucker, Georgia and from March, 1987 to September, 1992, he served as Senior Vice President of First Gwinnett Bank, Norcross, Georgia. Mr. Ward has also served as Vice President and Senior Operations Officer of banks in Walton County and Tift County, as well as Assistant Operations Officer of First National Bank of Atlanta. Mr. Ward holds a BBA in Management from Georgia State University in Atlanta and has completed the Bank Administration Institute School of Banking at the University of Wisconsin.

        JOSEPH E. GORE, age 50, joined the Bank in April of 1997 as Executive Vice President and Senior Lending Officer. Mr. Gore also serves as Executive Vice President and Senior Lending Officer of the Company, a position he has held since joining the Bank. Prior to his employment with the Bank, from April, 1996 to April, 1997, Mr. Gore served as President and Chief Executive Officer of The Bank of Spalding County, Griffin, Georgia. From March, 1994 to April, 1996, he served as President and Chief Executive Officer of Pineland State Bank, Metter, Georgia. From September, 1987 to March, 1994, he served as Executive Vice President of The Bank of Spalding County, Griffin, Georgia. Mr. Gore has also served as Senior Lending Officer of banks in Houston and Coweta Counties and as an officer of two regional bank affiliates. Mr. Gore holds a Bachelor of Science in Industrial Management from the Georgia Institute of Technology in Atlanta and has graduated from the School of Banking of the South at Louisiana State University and from the National Graduate Compliance School at The University of Oklahoma.

        There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors of the Company held seven meetings during the year ended December 31, 1997. Each director attended at least 75% of the aggregate number of meetings held by the Company's Board of Directors. The Board of Directors of the Company does not have a standing audit or comepensation committee. The functions of those committees have been delegated to the Board of Directors of the Bank, which act on such matters through its own standing audit and compensation committees. The Company also does not have a directors nominating committee, as that responsibility is currently reserved to the Company's entire Board of Directors.

        The Board of Directors of the Bank held 16 meetings during the year ended December 31, 1997. The Bank has a standing loan committee which is responsible for underwriting and approving all loans in excess of $100,000. The current members of the loan committee are Robert N. Wilson, Jr., Phillip G. Farr, Samuel A. Fowler, Jr., Heyward Horton, Jr., George O. Hughes and David W. Joesbury. During 1997, the loan committee met 27 times. The Bank's audit committee is currently comprised of Phillip G. Farr, Joseph D. Greene and Bennye
M. Young. The audit committee, which met two times during the Company's last fiscal year, is authorized to nominate the Company's independent auditors and to review and make recommendations to the Boards of Directors of the Bank and the Company with respect to their audit procedures and auditors' reports. The Bank's compensation committee, which is currently comprised of Joseph D. Greene, George
O. Hughes, Robert N. Wilson, Jr. and Bennye M. Young, recommends compensation levels for officers of the Bank and the Company as well as compensation guidelines for all employees. During 1997, the Compensation Committee met four times.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors, certain officers and persons who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of copies of such reports, and any amendments thereto, furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and 10% holders were satisfied, except that one report on Form 3 (Initial Statement of Beneficial Ownership of Securities) for each of Messrs. Farr, Fowler, Greene, Horton, Hughes, Joesbury, Lemley, Wilson, Ward and Gore was inadvertently filed late.

        Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Exchange Act, the Company has adopted a policy requiring all
Section 16 reporting persons to report monthly to a designated employee of the Company as to whether any transactions in the Company's common stock occurred during the previous month.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of March 31, 1998 with respect to ownership of the outstanding common stock of the Company by (i) all persons known by the Company to own beneficially more than 5% of the outstanding shares of the common stock of the Company, (ii) each director of the Company, and (iii) all executive officers and directors of the Company as a group:

                                                                                PERCENT OF
                                                   AMOUNT AND NATURE OF         OUTSTANDING
NAME OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP(1)        SHARES
------------------------                           -----------------------        ------
Patrick G. Blanchard .............................              --                   *
Phillip G. Farr ..................................          11,750                  1.8%
Samuel A. Fowler, Jr.(3) .........................          10,600                  1.7%
Arthur J. Gay, Jr ................................              --                   *
Joseph E. Gore ...................................              --                   *
Joseph D. Greene .................................          13,000                  2.1%
J.  Randal Hall ..................................              --                   *
Hugh L. Hamilton, Jr .............................              --                   *
William G. Hatcher ...............................              --                   *
Heyward Horton, Jr.(4) ...........................           5,400                   *
George O. Hughes(5) ..............................          39,724                  6.3%
George H. Inman(6) ...............................          10,212                  1.6%
David W. Joesbury, Sr.(7)  .......................          11,650                  1.8%
John W. Lee(8) ...................................          10,211                  1.6%
James L. Lemley, M.D.(9) .........................          33,800                  5.3%
Julian W. Osbon(10) ..............................          10,211                  1.6%
J. Harold Ward, Jr ...............................           2,080                   *
Robert N. Wilson, Jr.(11) ........................          13,220                  2.1%
The Augusta Group(12) ............................          51,058                  8.0%
The Prime Group, Inc.(13) ........................          54,508                  8.4%
All directors and executive officers as a group
(18 persons) .....................................         171,858                 27.0%



*   Represents less than 1%

------------------------------

(1) "Beneficial Ownership" includes shares for which an individual or entity, directly or indirectly, has or shares voting or investment power or both. All of the above listed persons and entities have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The ownership percentages are based upon 635,380 shares, except for certain parties who hold presently exercisable stock options to purchase shares. The ownership percentage for each party holding presently exercisable stock options is based upon the sum of 635,380 shares plus the number of shares held by such party subject to presently exercisable stock options, as indicated in the following notes.
(2) Includes 200 shares owned by Mr. Farr's wife, with whom Mr. Farr shares voting and investment power with respect to such shares.
(3) Includes 100 shares owned by Mr. Fowler's wife, with whom Mr. Fowler shares voting and investment power with respect to such shares. Also includes 500 shares held by the Samuel A. Fowler, Jr., Attorney At Law, P.C., a professional corporation established and managed by Mr. Fowler.
(4)   Includes 2,000 shares subject to presently exercisable stock options.
(5) Includes 4,914 shares owned by Mr. Hughes' wife, with whom Mr. Hughes shares voting and investment power with respect to such shares. Also includes 5,946 shares held by G.O. Hughes Furniture Co., Inc., to which Mr. Hughes has sole voting and investment power. Mr. Hughes' address is 626 Beechwood Drive, Thomson, Georgia 30824.
(6) Does not include 40,846 shares (6.4% of the currently outstanding shares of the common stock) presently owned by certain members of the Augusta Group (as defined below), as to which Mr. Inman disclaims beneficial ownership. Mr. Inman does not have or share voting and/or investment power with respect to these shares.
(7) Includes 2,100 shares owned by Mr. Joesbury's wife, with whom Mr. Joesbury shares voting and investment power with respect to such shares. Also includes 100 shares held by Joesbury as custodian for his children, for whom he exercises voting and investment power with respect to such shares.
(8) Does not include 40,846 shares (6.4% of the currently outstanding shares of the common stock) presently owned by certain members of the Augusta Group, as to which Mr. Lee disclaims beneficial ownership. Mr. Lee does not have or share voting and/or investment power with respect to these shares.
(9) Includes 33,500 shares owned by the Patricia M. Lemley Trust (the "Trust"). James L. Lemley is a Co-Trustee of the Trust and shares voting and investment power with respect to these shares. James L. Lemley's brother, Robert K. Lemley, M.D., serves as the other Co-Trustee of the Trust. Accordingly, Robert K. Lemley may also be deemed to beneficially own the 33,500 shares held by the Trust. James L. Lemley's address is P.O. Box 1989, Thomson, Georgia 30824. Robert K. Lemley's address is 1286 Wolf Penn Drive, Thomson, Georgia 30824.
(10) Does not include 40,847 shares (6.4% of the currently outstanding shares of common stock) presently owned by certain members of the Augusta Group, as to which Mr. Osbon disclaims beneficial ownership. Mr. Osbon does not have or share voting and/or investment power with respect to these shares.
(11) Includes 2,770 shares held by A.G. Edwards & Sons, Inc., as IRA custodian for Mr. Wilson. Mr. Wilson has sole voting and investment power with respect to such shares. Also includes 1,200 shares held by Mr. Wilson as custodian for his children, for whom he exercises voting and investment power with respect to such shares.
(12) The "Augusta Group" is comprised of certain Augusta, Georgia residents and businessmen and directors of the Company who are assisting the Company in locating investors to purchase newly issued Company common stock in the Offering. The Augusta Group is comprised of Ray Brown, Arthur J. Gay, Jr.,
      J. Randal Hall, George H. Inman, John W. Lee, A. Montague Miller and Julian W. Osbon. Shares held by the Augusta Group include 10,212 shares beneficially owned by George H. Inman; 10,211 shares beneficially owned by John W. Lee; 10,212 shares beneficially owned by Montague Miller; 10,211 shares beneficially owed by Julian W. Osbon; and 10,212 shares beneficially owned by RDB Family Limited Partnership, a limited partnership of which Ray Brown is a partner. Each of the foregoing individuals and entities disclaims beneficial ownership of the shares owned by any other member of the Augusta Group as such individuals do not have or share voting and/or investment power with respect to such shares. The business address of the Augusta Group is P.O. Box 1463, Augusta, Georgia 30903.
(13) Includes 16,000 shares subject to presently exercisable stock options. Share ownership is based on a Schedule 13G dated February 13, 1998 filed by the Prime Group, Inc. The business address of Prime Group, Inc. is 736 Jones Creek, Evans, Georgia 30809. The Company makes no representation as to the accuracy or completeness of the information reported.

                             EXECUTIVE COMPENSATION

        The following table sets forth information regarding all cash and noncash compensation paid to the Chief Executive Officer during the last three completed fiscal years. No other executive officer of the Bank or the Company received annual salary and bonus in excess of $100,000 during the last completed fiscal year.

                           Summary Compensation Table*

                                                                               Long Term
                                       Annual Compensation                    Compensation
                                       -------------------                    ------------
                                                           Other               Securities
   Name and                                                Annual              Underlying
   Principal Position         Year     Salary($)       Compensation($)          Options
   ------------------         ----     ---------       ---------------          -------
Patrick G. Blanchard(1)       1997      29,000(2)            --                    --
Chief Executive Officer

Heyward Horton, Jr.(3)        1997     115,000(4)         3,450(5)              5,000
Chief Executive Officer       1996     115,000(4)         1,760(5)                 --
                              1995      98,487(4)           863(5)                 --

Luther P. Powell, Jr.         1995      48,917               --                    --
Interim Chief Executive
  Officer(6)

------------------------------

*   All compensation was paid by the Bank.

(1) Mr. Blanchard was named Chief Executive Officer of the Company on October 8, 1997.
(2) Only covers the period from October 8, 1997 through December 31, 1997. Does not include automobile allowance and insurance premiums as such amounts do not exceed the lesser of either (i) $50,000 or (ii) 10% of Mr. Blanchard's total annual compensation.
(3) Mr. Horton was named Chief Executive Officer of the Bank on February 15, 1995 and continues to serve in that capacity. Mr. Horton served as Chief Executive Officer of the Company from the commencement of operations in February 1997 until October 8, 1997.
(4) Does not include club dues, automobile allowance and insurance premiums as such amounts do not exceed the lesser of either (i) $50,000 or (ii) 10% of Mr. Horton's total annual compensation.
(5) Represents deferred compensation paid during the fiscal year. Mr. Horton's deferred compensation consists of matching contributions to the Bank's 401(k) Plan implemented April 1, 1994. All full-time employees of the Bank are eligible to participate in the 401(k) Plan after one year of service and having attained the age 21. A one-time open enrollment for all full-time employees was permitted on the semi-annual enrollment of July 1, 1995. The Bank matches 50% of the employee contribution up to a maximum of 3% of the employee's annual salary. In addition to the 6% of annual salary for which the Bank provides the match, the employee may elect to contribute up to an additional 9% of annual salary (total 15%). Income taxes are deferred on both the employee's and the Bank's contributions. Vesting on the Bank's contribution is based on a graduated scale, with full vesting occurring after completion of six years of participation in the 401(k) Plan. Credit toward vesting requirements was given for all prior service to all eligible employees upon implementation of the 401(k) Plan.
(6) Mr. Powell served as Interim Chief Executive Officer of the Bank from November 23, 1994 until February 15, 1995.

EMPLOYMENT AGREEMENTS

        On October 6, 1997, the Company and the Bank entered into an employment agreement with Patrick G. Blanchard, pursuant to which Mr. Blanchard serves as President and Chief Executive Officer of the Company and Vice Chairman of the Bank. Mr. Blanchard's employment agreement is for a term of approximately three years. Beginning on February 28, 1998 and on the last day of February of each succeeding calendar year, the term of Mr. Blanchard's employment agreement will be automatically extended for three years, upon a determination by the Company and the Bank Boards that Mr. Blanchard's employment agreement should be extended.

        Mr. Blanchard's employment agreement provides Mr. Blanchard with an annual base salary of $120,000 per year. In addition, Mr. Blanchard's employment agreement provides an incentive bonus of $12,000 if the Bank meets specific performance goals. Stock options are also provided under Mr. Blanchard's employment agreement. Mr. Blanchard will be granted options to purchase a number of shares of common stock equal to 2.5% of the number of shares sold in the offering at an exercise price of $13.50 per option subject, however, to a vesting schedule based principally on certain performance criteria of the Bank. The vesting schedule is as follows: 25% upon the closing of the offering, 25% at the end of the calendar year when the Bank's average assets exceed $100 million, 25% at the end of the calendar year when the Bank's average assets exceed $150 million and 25% at the end of the calendar year when the Bank's average assets exceed $200 million. Each stock option expires on the tenth anniversary of the date of grant; provided, however, that in the event Mr. Blanchard's employment is terminated, Mr. Blanchard shall have 90 days to exercise those options which have vested pursuant to the vesting schedule previously described. Mr. Blanchard is also provided with an automobile as well as other customary fringe benefits, such as insurance coverage and vacation.

        Under Mr. Blanchard's employment agreement, in the event Mr. Blanchard's employment is terminated in connection with or within three years after any "change of control" (as defined in Mr. Blanchard's employment agreement) of the Company, other than for "cause" (as is also defined in Mr. Blanchard's employment agreement), Mr. Blanchard is entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control plus an amount representing the "in the money" portion of any unexercised stock options (defined as the excess, if any, of the fair market value of the common stock underlying Mr. Blanchard's stock options (if any) minus the option price) whether or not then exercisable, granted to Mr. Blanchard. Further, if Mr. Blanchard resigns within three years following a change in control of the Company (i) due to the reduction in the rate of his regular compensation to an amount below the rate of his regular compensation as in effect immediately prior to the change in control, or (ii) because he is required to relocate to a county other than Richmond (Augusta), Columbia or McDuffie County, Georgia, in which he was employed immediately prior to the change in control, or (iii) due to a reduction in his duties, title and/or responsibilities, as were previously set prior to the change in control, Mr. Blanchard will be entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control plus an amount representing the in the money portion of any unexercised stock options whether or not then exercisable, granted to Mr. Blanchard. If Mr. Blanchard resigns for no reason within three years following a change in control of the Company, Mr. Blanchard will be entitled to receive a lump sum cash amount equal to the annual compensation received by him for the preceding year prior to the change in control, plus the in the money portion of any unexercised stock options whether or not then exercisable. The proceeding change in control provisions remain in effect for three years and automatically renew for an additional three years on each anniversary thereof, unless Mr. Blanchard is otherwise notified to the contrary 30 days prior to such anniversary by the Company, in which case the provisions terminate two years from such anniversary.

        Mr. Blanchard's employment agreement further provides that Mr. Blanchard's employment with the Company will terminate upon death or disability, and is terminable for cause. If Mr. Blanchard's employment is terminated without cause, as liquidated damages and in lieu of all claims, Mr. Blanchard is entitled to a continuation of his base salary and insurance benefits for a period of one year, or until Mr. Blanchard is employed in a full-time position, whichever occurs first. Mr. Blanchard's employment agreement also contains non-compete and non-solicitation provisions, effective through the date of termination of employment and for a period of one year thereafter.

        The Company also has an employment agreement with Heyward Horton, Jr., pursuant to which Mr. Horton serves as President and Chief Executive Officer of the Bank. Mr. Horton's employment agreement is for a term of approximately three years. On the last day of February of each year, the term of Mr. Horton's employment agreement is automatically extended for three years, upon a determination by the Company and Bank Boards that Mr. Horton's employment agreement should be extended.

        Mr. Horton's employment agreement provides Mr. Horton with an annual base salary of $115,000 per year. In addition, Mr. Horton's employment agreement provides certain incentive bonuses (which do not exceed 20% of Mr. Horton's annual base salary), if the Bank meets specific performance goals. Under the employment agreement, Mr. Horton is provided with an automobile as well as other customary fringe benefits, such as insurance coverage and vacation.

        Under Mr. Horton's employment agreement, in the event Mr. Horton's employment is terminated in connection with or within three years after any change in control (as defined in Mr. Horton's employment agreement) of the Company, other than for a material violation of a written policy of the Company, or any dishonesty or willful misconduct, Mr. Horton is entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the compensation received by him immediately prior to the change in control plus an amount representing the "in the money" portion of any unexercised stock options (defined as the excess, if any, of the fair market value of the common stock underlying Mr. Horton's stock options (if any) minus the option price) whether or not then exercisable, granted to Mr. Horton. Further, if Mr. Horton resigns within three years following a change of control of the Company (i) due to a reduction in the rate of his regular compensation to an amount below the rate of his regular compensation as in effect immediately prior to the change in control, or (ii) because he is required to relocate to a county other than McDuffie County, Georgia in which he was employed immediately prior to the change in control, or (iii) due to a reduction in his duties, title, and/or responsibilities, as were previously set prior to the change in control, Mr. Horton will be entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control, plus an amount representing the in the money portion of any unexercised stock options whether or not then exercisable, granted to Mr. Horton. If Mr. Horton resigns for no reason within three years following a change in control of the Company, Mr. Horton will be entitled to receive a lump sum cash amount equal to the compensation received by him for the preceding year prior to the change in control, plus the in the money portion of any unexercised stock options whether or not then exercisable. The preceding change in control provisions remain in effect for three years and automatically renew for an additional three years on each anniversary thereof, unless Mr. Horton is otherwise notified to the contrary 30 days prior to such anniversary by the Company, in which case the provisions terminate two years from such anniversary.

        Mr. Horton's employment agreement provides that Mr. Horton's employment with the Company will terminate upon death or disability, and is terminable for "cause" (as defined in Mr. Horton's employment agreement). If Mr. Horton's employment is terminated without cause, as liquidated damages and in lieu of all claims, Mr. Horton is entitled to a continuation of his base salary and insurance benefits for a period of not less than six months, or until Mr. Horton is employed in a full-time position, whichever occurs first. Mr.

Horton's employment agreement also contains non-compete and non-solicitation provisions, effective through the date of termination of employment and for a period of one year thereafter.

SEVERANCE AGREEMENTS

        J. Harold Ward, Jr., Senior Vice President and Chief Financial Officer of the Company as well as Joseph E. Gore, Executive Vice President and Senior Credit Officer of the Company, have entered into severance agreements with the Company on terms substantially similar to the change of control provisions contained in Messrs. Blanchard's and Horton's employment agreements. Messrs. Ward and Gore, however, do not have employment agreements with the Company.

STOCK OPTION PLAN

        Prior to the consummation of the reorganization of the Bank into a holding company structure, on February 12, 1997, the Board of Directors of the Bank adopted the 1997 Stock Option Plan (the "Plan") for eligible directors, officers, and key employees of the Bank. On April 28, 1997, the shareholders of the Bank, at the Bank's Annual Meeting of Shareholders, duly approved and authorized the Plan. Pursuant to the plan of reorganization, the Company adopted the Plan and shares of Bank common stock reserved for issuance under the Plan became shares of Company common stock. The Plan provides for the grant of both incentive and nonqualified stock options. The purpose of the Plan is to encourage and enable participating directors, officers and key employees to remain in the employ of, and to give a greater effort on behalf of, the Company and the Bank. The shares of Company common stock available for issuance under the Plan may, at the election of the Company Board of Directors, be either treasury shares or shares originally issued for such purpose. The maximum number of shares which shall be reserved and made available for sale under the Plan is 100,000. Any shares subject to an option which for any reason expires or is terminated may again be subject to an option under the Plan. Under the Plan, options may be granted only to directors, officers, key employees and consultants or advisors of the Company and the Bank who are in a position to contribute significantly to the effective management and operation of the Company and the Bank. Only officers and employees of the Company and the Bank, however, are eligible to receive incentive stock options under the Plan. The Plan is administered by the Board of Directors of the Company or by a committee comprised of no fewer than two members appointed by the Board of Directors from among its members (the "Committee"). Members of the Committee are required to be "Non-Employee Directors" as such term is defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the Plan, and with the exception of certain nonqualified options granted to Non-Employee Directors, the Board of Directors or the Committee has the authority to determine the individuals to whom options shall be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each option.

        The following table presents information regarding grants to the named person of options to purchase shares of the Company common stock as of December 31, 1997.

                     OPTIONS GRANTED AS OF DECEMBER 31, 1997

                                                                                Potential Realizable
                                                                                  Value at Assumed
                                                                                Annual Rates of Stock
                                                                                Price Appreciation for
                                              Individual Grants                     Option Term(1)
                                              -----------------                     --------------
                                            % of Total
                               Number of     Options
                               Securities   Granted to
                               Underlying   Employees
                                Options       as of      Exercise   Expiration
     Name                       Granted      12/31/97     Price        Date         5%         10%
     ----                       -------      --------     -----        ----         --         ---
Heyward Horton, Jr.             5,000(2)        59%      $12.10      6/11/07      $38,047    $96,421

------------------------------

(1) The dollar amounts under these columns represent the potential realizable value of each option assuming that the market price of the common stock appreciates in value from the date of grant for the full 10 year term at the 5% and 10% annualized rates prescribed by regulation and therefore are not intended to forecast possible future appreciation, if any, of the price of the common stock.

(2) The indicated options expire ten years from date of grant and become exercisable as to 40% after three years of employment with the Bank (February 1998) and at the rate of 20% per annum thereafter.

        The following table provides certain information concerning each exercise of stock options under the Plan as of December 31, 1997, by the named person and the December 31, 1997 value of unexercised options held by such person:

                        AGGREGATED OPTION EXERCISES AS OF
                          DECEMBER 31, 1997 AND VALUES

                               Number of Securities         Value of Unexercised
                                    Underlying                  In-the-Money
                               Unexercised Options                Options
                                  as of 12/31/97               as of 12/31/97
                                   Exercisable/                 Exercisable/
     Name                         Unexercisable               Unexercisable(1)
     ----                         -------------               ----------------
Heyward Horton, Jr.                  0/5,000                       $0/$0

------------------------------

(1) Dollar values calculated by determining the difference between the estimated fair market value of the Company's common stock at December 31, 1997 ($11.47) and the exercise price of such options. Because no organized trading market exists for the common stock of the Company, the fair market value was computed by reference to the book value of the common stock as of December 31, 1997.

COMPENSATION OF DIRECTORS

        During fiscal 1997, directors of the Bank received director's fees of $200 per regular Board meeting attended and $25 per committee meeting attended. Directors of the Company currently do not receive any compensation for services provided to the Company.

                              CERTAIN TRANSACTIONS

        The Bank extends loans from time to time to certain of the Company's directors, their associates and members of the immediate families of the directors and executive officers of the Company. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

                         INDEPENDENT PUBLIC ACCOUNTANTS

        Representatives of Cherry, Bekaert & Holland, L.L.P., the Company's independent public accountants, are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

            ANNUAL REPORT TO SHAREHOLDERS AND REPORTS ON FORM 10-KSB

        Additional information concerning the Company, including financial statements of the Company, is provided in the Company's 1997 Annual Report to Shareholders that accompanies this proxy statement. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, is available to shareholders who make a written request therefor to Mr. J. Harold Ward, Jr., at the offices of the Company, P.O. Box 1560, Thomson, Georgia 30824. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request and payment of the Company's expenses in furnishing such documents.

                              SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received at the Company's principal executive offices by December 8, 1998 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                  OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                   By Order of The Board of Directors,


                                   /s/ J. Harold Ward, Jr.
                                   ---------------------------------------------
                                   J. Harold Ward, Jr.
                                   Secretary

Thomson, Georgia
April 7, 1998

                                                                        APPENDIX


                       GEORGIA-CAROLINA BANCSHARES, INC.
                                REVOCABLE PROXY


        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GEORGIA-CAROLINA BANCSHARES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS.


The undersigned hereby appoints Phillip G. Farr, Samuel A. Fowler, Jr. and David
W. Joesbury, Sr., the Proxy Committee, or either of them, with power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Georgia-Carolina Bancshares, Inc., $.001 par value per share (the "Common Stock") which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Georgia-Carolina Bancshares, Inc. (the "Company") to be held on Tuesday, April 21, 1998 at 4:30 p.m. at the Company's main office, 110 East Hill Street, Thomson, Georgia, or at any adjournments or postponements thereof upon the following:

1. (a) To elect six directors for a term of three years and until their successors are elected and qualified.

     Phillip G. Farr, Samuel A. Fowler, Jr., Arthur J. Gay, Jr., Joseph D. Greene, Hugh L. Hamilton, Jr., William G. Hatcher

          [ ]  FOR            [ ]  WITHHOLD            [ ]  FOR ALL EXCEPT


     (b) To elect three directors for a term of one year and until their successors are elected and qualified.

              J. Randal Hall, George H. Inman and Julian W. Osbon

          [ ]  FOR            [ ]  WITHHOLD            [ ]  FOR ALL EXCEPT


     (c) To elect two directors for a term of two years and until their successors are elected and qualified.

                      Patrick G. Blanchard and John W. Lee

          [ ]  FOR            [ ]  WITHHOLD            [ ]  FOR ALL EXCEPT


     INSTRUCTIONS:  To withhold authority to vote for an individual nominee, mark "FOR ALL EXCEPT" and mark through that nominee's name.

2. To conduct such other business as may lawfully come before the Annual Meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ABOVE NOMINEES AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXY WILL BE SO VOTED.

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED HEREIN AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY


                              Please date and sign this Proxy exactly as name(s) appears on the mailing label.


                              --------------------------------------------------
                              Stockholder sign above


                              --------------------------------------------------
                              Co-holder (if any) sign above


                              Printed Name(s):
                                              ----------------------------------


                              NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

                              Dated:
                                    --------------------------------------------


I plan to attend the Annual Meeting               Yes            No
                                                     ----------    ----------